Exhibit 99.1

PRESS RELEASE

Contacts:    Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES
FISCAL 2018 FOURTH QUARTER RESULTS

HOUSTON — DECEMBER 11, 2018 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2018 fourth quarter and year ended September 30, 2018.
Revenues for the fourth quarter of fiscal 2018 were $134.9 million compared to revenues of $95.0 million for the fourth quarter of fiscal 2017. The Company reported net income for the fourth quarter of $1.5 million, or $0.13 per diluted share, compared to a net loss of $5.1 million, or $0.45 per diluted share, for the fourth quarter of fiscal 2017.
Brett A. Cope, Powell’s President and Chief Executive Officer, stated, "Our fourth quarter 2018 results reflect our efforts to improve operational efficiencies, with top-line growth driven in large part by our U.S. operations. While both project size and margins realized during the quarter remain consistent with the first half of this fiscal year, new orders in the fourth quarter dropped below our recent run-rate, partially driven by timing as several orders slipped into the first quarter of fiscal 2019. Despite this challenge, activity in our core markets remained strong during the quarter, with brownfield opportunities maintaining a steady pace as the need for smaller, short-cycle work continues."
New orders placed during the fourth quarter of fiscal 2018 totaled $78 million compared to $139 million in the third quarter of fiscal 2018 and compared to $112 million in the fourth quarter of fiscal 2017. The Company’s backlog as of September 30, 2018 was $261 million compared to $316 million as of June 30, 2018 and compared to $250 million at the end of last year’s fourth quarter.

FISCAL 2018 RESULTS
Revenues for fiscal 2018 were $448.7 million compared to revenues of $395.9 million for fiscal 2017. Net loss for fiscal 2018 was $7.2 million, or $0.62 per diluted share, compared to a net loss of $9.5 million, or $0.83 per diluted share, in fiscal 2017.

OUTLOOK
Commenting on the company's outlook, Don R. Madison, Powell’s Chief Financial and Administrative Officer said, "As we enter fiscal 2019, we continue to see improvement in terms of project pricing, quality and order volume for both greenfield and brownfield opportunities when compared to one year ago. We believe that current customer activity will continue to gradually increase with improved margins for fiscal 2019 compared to fiscal 2018. As a result, we expect fiscal 2019 backlog to improve over 2018, revenues to increase modestly, and earnings to improve to breakeven or slightly better in fiscal 2019."

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, December 12, 2018 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 19, 2018. To access the replay, dial 201-612-7415 using a passcode of 13685470#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
This press release contains references to certain non-GAAP financial measures discussed above. Please see the financial table below for more details on these non-GAAP financial measures, including a reconciliation of these non-GAAP financial measures to net income and the reasons management believes these measures are useful to investors.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended September 30,		Year ended September 30,
	2018	2017	2018	2017
(In thousands, except per share data)	(Unaudited)

Revenues	$134,897	$94,963	$448,716	$395,911
Cost of goods sold	110,892	84,069	383,361	345,142
Gross profit	24,005	10,894	65,355	50,769

Selling, general and administrative expenses	18,306	15,071	66,768	61,524
Research and development expenses	1,791	2,088	6,717	6,906
Amortization of intangible assets	44	92	205	355
Restructuring and separation expenses	787	482	787	1,322
Operating income (loss)	3,077	(6,839)	(9,122)	(19,338)

Other income	(240)	(508)	(747)	(2,029)
Interest expense	54	46	207	168
Interest income	(172)	(271)	(883)	(558)
Income (loss) before income taxes	3,435	(6,106)	(7,699)	(16,919)

Income tax provision (benefit)	1,896	(964)	(547)	(7,433)

Net income (loss)	$1,539	$(5,142)	$(7,152)	$(9,486)

Earnings (loss) per share:
Basic	$0.13	$(0.45)	$(0.62)	$(0.83)
Diluted	$0.13	$(0.45)	$(0.62)	$(0.83)

Weighted average shares:
Basic	11,518	11,468	11,507	11,453
Diluted	11,613	11,468	11,507	11,453

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$3,248	$3,274	$12,903	$12,755
Capital Expenditures	$524	$1,116	$4,502	$3,636
Dividends Paid	$2,982	$2,970	$11,916	$11,875

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
	2018	2017
(In thousands)

Assets:

Cash, cash equivalents and short-term investments	$49,754	$95,188

Restricted cash	19,154	15,104

Other current assets	207,754	139,779

Property, plant and equipment (net)	128,764	139,420

Restricted cash (non-current)	5,987	9,747

Long-term assets	18,538	15,748

Total assets	$429,951	$414,986

Liabilities and equity:

Current liabilities	$117,849	$85,579

Long-term debt, net of current maturities	1,200	1,600

Deferred and other long-term liabilities	9,258	6,511

Stockholders' equity	301,644	321,296

Total liabilities and stockholders’ equity	$429,951	$414,986

SELECTED FINANCIAL DATA:

Working capital	$158,813	$164,492